As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iPic Entertainment Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-3129582
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Mizner Park, 433 Plaza Real, Ste. 335 Boca Raton, Florida	33432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 886-3232

iPic Entertainment Inc. 2017 Equity Incentive Plan

iPic Entertainment Inc. IPO Restricted Stock Units

(Full titles of the Plans)

Hamid Hashemi
President and Chief Executive Officer
iPic Entertainment Inc.
Mizner Park, 433 Plaza Real, Ste. 335
Boca Raton, Florida 33432
(561) 886-3232
(Name, address, including zip code, and telephone number including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Class A Common Stock, par value $0.0001 per share	955,300	(2)	$18.13		$17,319,589.00	$2,156.29
Class A Common Stock, par value $0.0001 per share	644,700	(3)	$18.50	(4)	$11,926,950.00	$1,484.91
Class A Common Stock, par value $0.0001 per share	483,865	(5)	$18.50	(4)	$8,951,502.50	$1,114.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share, of iPic Entertainment Inc. (the “Registrant”) (the “Class A Common Stock”) that become issuable under the iPic Entertainment Inc. 2017 Equity Incentive Plan (the “Equity Incentive Plan”) by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Class A Common Stock.
(2)	Represents the number of shares of Class A Common Stock that are issuable upon the exercise of outstanding stock options under the Equity Incentive Plan (the “Outstanding Options”).
(3)	Represents the number of shares of Class A Common Stock available for future issuance under the Equity Incentive Plan (excluding the shares of Class A Common Stock issuable upon the exercise of Outstanding Options).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is based upon the initial public offering price of the Class A Common Stock as set forth in the final offering circular of the Registrant dated January 30, 2018.
(5)	Represents the number of shares of Class A Common Stock that may be issued with respect to restricted stock units granted pursuant to award agreements entered into between the Registrant and certain members of management on December 6, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by iPic Entertainment Inc. (the “Registrant”), relating to an aggregate of 2,083,865 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that may be issued pursuant to the iPic Entertainment Inc. 2017 Equity Incentive Plan and with respect to restricted stock units granted pursuant to award agreements entered into between the Registrant and certain members of management on December 6, 2017 (the “IPO RSUs”). The purpose of this Registration Statement is to register the aforementioned 2,083,865 shares on this Registration Statement.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants and recipients of IPO RSUs as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement:

(a)	The Regulation A Offering Statement on Form 1-A first filed by the Registrant with the Commission under the Securities Act on December 13, 2017 (including any amendments thereto) (the “Offering Statement”) and the Registrant’s related final offering circular dated January 30, 2018.

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2018.

(c)	The description of the Class A Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A (File No. 001-38380) filed by the Registrant with the Commission on January 31, 2018, which incorporates by reference the description of the Class A Common Stock contained in the Offering Statement.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith) shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain legal matters with respect to the issuance of securities offered hereby will be passed upon for the Registrant by Fried, Frank, Harris, Shriver & Jacobson LLP.

Item 6.	Indemnification of Directors and Officers

Indemnification Agreements

The Registrant’s amended and restated certificate of incorporation and bylaws contain provisions indemnifying its directors and officers to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with each of its executive officers and directors that provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in those agreements.

In addition, to the fullest extent permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages from a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

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This provision does not affect a director's liability under the federal securities laws.

To the extent that the Registrant’s directors, officers and controlling persons are indemnified under the provisions of the Registrant’s amended and restated certificate of incorporation, the DGCL or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The Registrant’s amended and restated certificate of incorporation and bylaws provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

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The right to indemnification conferred by the Registrant’s amended and restated certificate of incorporation and bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation, bylaws, or otherwise.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2018).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 1, 2018).

4.1*	Specimen Class A Common Stock Certificate of the Registrant.

4.2*	iPic Entertainment Inc. 2017 Equity Incentive Plan (as the amendment and restatement of the iPic-Gold Class Entertainment, LLC 2017 Equity Incentive Plan).

4.3	Form of iPic Entertainment Inc. Restricted Stock Unit Agreement (incorporated by reference to Exhibit 6.4 to Amendment No. 1 to the Registrant’s Regulation A Offering Statement on Form 1-A filed on December 22, 2017 (File No. 024-10773)).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1*	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.2*	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.3*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*Filed herewith.

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Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2018).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 1, 2018).

4.1*	Specimen Class A Common Stock Certificate of the Registrant.

4.2*	iPic Entertainment Inc. 2017 Equity Incentive Plan (as the amendment and restatement of the iPic-Gold Class Entertainment, LLC 2017 Equity Incentive Plan).

4.3	Form of iPic Entertainment Inc. Restricted Stock Unit Agreement (incorporated by reference to Exhibit 6.4 to Amendment No. 1 to the Registrant’s Regulation A Offering Statement on Form 1-A filed on December 22, 2017 (File No. 024-10773)).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1*	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.2*	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.3*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Boca Raton, State of Florida, on this 1st day of February, 2018.

iPic Entertainment Inc.

By:	/s/ Paul Westra
Paul Westra
Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints Hamid Hashemi, Paul Safran and Paul Westra and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Hamid Hashemi	President, Chief Executive Officer and Chairman of the Board	February 1, 2018
Hamid Hashemi	(Principal Executive Officer)

/s/ Paul Westra	Chief Financial Officer	February 1, 2018
Paul Westra	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Kirby	Director	February 1, 2018
Robert Kirby

/s/ George M. Philip	Director	February 1, 2018
George M. Philip

/s/ Ajay Bijli	Director	February 1, 2018
Ajay Bijli

/s/ Dana Messina	Director	February 1, 2018
Dana Messina

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